Exhibit 10.3

COMPROMISE AGREEMENT

Between

DIEBOLD INTERNATIONAL LIMITED

DIEBOLD, INCORPORATED

and

DANIEL JOSEPH O’BRIEN

Pacific House
70 Wellington Street
GLASGOW
G2 6SB

Telephone: 0141 248 6677
Facsimile: 0141 204 1351 / 221 1390
E-Mail: enquiries@mcgrigors.com
Web Site: http://www.mcgrigors.com

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

THIS AGREEMENT is made on the            day of April 2006
between

(1)	DIEBOLD INTERNATIONAL LIMITED, a company registered in England and Wales with registered number 02056813 and having its registered office at 21 Tudor Street, London EC4Y 0DJ (the “Company”);

(2)	DIEBOLD, INCORPORATED, a company organised under the laws of the State of Ohio with its principal office at 5995 Mayfair Road, Canton, Ohio 44720-8077 (the “Parent"); and

(3)	DANIEL JOSEPH O’BRIEN, residing at Flat 11, One Wyndham Court, Kirklee, Glasgow G12 0TY (the “Employee”).

WHEREAS:

(A)	The Employee’s employment by the Company will terminate on 1 April 2006;

(B)	The parties have entered into this Agreement to record and implement the terms upon which they have agreed to settle all outstanding claims which the Employee has or may have arising out of or in connection with or as a consequence of the Employee’s employment and/or its termination or otherwise against the Company, the Parent and the Group (as defined below), its or their respective shareholders, officers, employees or agents including in particular those Claims (as defined below) which the Employee has intimated and/or intimates in this Agreement;

(C)	The parties agree that the conditions regulating compromise agreements under the Acts (as defined below) are satisfied by this Agreement.

IT IS AGREED as follows:-

1 1.1	DEFINITIONS AND INTERPRETATION Definitions

In this Agreement, unless the context otherwise requires:

"the Acts” means the Employment Rights Act 1996 and the Working Time Regulations 1998;

"the Claims” means a claim in respect of:-

(a)	unfair dismissal, wrongful dismissal or constructive dismissal, including unlawful discrimination on the basis of age;

(b)	unlawful deductions from wages under the Employment Rights Act 1996 (“the ERA”);

(c)	a statutory redundancy payment;

(d)	breach of contract;

(e)	failure to provide or pay out any benefits under any discretionary benefit program;

(f)	a failure to provide a written reason for dismissal; and

(g)	any claim under Regulation 30 of the Working Time Regulations 1998 in particular for accrued holiday pay;

"Group” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Parent; each of the words “control”, “controlling”, or “controlled” shall mean ownership which is not less than 50% plus one share, or the right to elect the majority of the Board of Directors or such other similar governing body;

"Schedule” means the schedules to this Agreement;

"Service Agreement” means the service agreement between the Company and the Employee dated 1 January 2004;

"Restricted Shares” means the restricted shares in the Parent granted to the Employee by the Parent prior to the Termination Date, as set forth on Schedule 3;

"Stock Options” means the options granted to the Employee by the Parent prior to the Termination Date over shares in the Parent, as set forth on Schedule 3;

1.2	"Termination Date” means the 1st day of April 2006. Interpretation and Construction

Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:-

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)	references to any statute or statutory provision (including any subordinate legislation) include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision;

(d)	references to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality);

(e)	any phrase introduced by the words “including”, “include”, “in particular” or any similar expression shall be construed as illustrative only and shall not be construed as limiting the generality of any preceding words;

(f)	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.3	Headings

The headings in this Agreement are included for convenience only and shall be ignored in construing the Agreement.

2	TERMINATION OF EMPLOYMENT AND OFFICES

The employment of the Employee with the Company terminated on the Termination Date. For the avoidance of doubt, the Employee shall pursuant to this Agreement have resigned all offices and positions held by the Employee with the Company, the Parent and/or the Group on the Termination Date.

3	PAYMENTS

(a)	Subject to compliance by the Employee with the terms of this Agreement and conditional upon receipt by the Company of this Agreement duly executed by the Employee and delivery of the Certificate referred to in Schedule 2 duly signed by the Employee’s solicitor, the Company will pay to the Employee the sum of £283,680 by way of compensation in connection with the termination of the Employee’s employment (the “Severance Payment”).

(b)	The Severance Payment will be paid in the following amounts at the following times:

(i)	£141,840 within 15 calendar days of the date hereof;

(ii)	£85,104 on or before 30 September 2006;

(iii)	£56,736 on or before 31 March 2007.

(c)	In the event that the Employee dies before the Severance Payment has been paid in full the Company agrees and undertakes to pay the balance of the Severance Payment to the Employee’s estate on the relevant payment dates specified at Clause 3(b).

4	TAXATION

4.1	The Company and the Employee understand that £30,000 of the Severance Payment under Clause 3 will not be subject to tax pursuant to section 401 and 403 of the Income Tax (Earnings and Pensions) Act 2003, but that the balance of the Severance Payment shall be paid following deduction of tax and employee national insurance contributions at the appropriate rates.

4.2	The benefits granted to the Employee pursuant to Clauses 6 and 7 should not be taxable by way of HM Revenue and Customs concession (although should this change, the taxation of such benefits shall be subject to Clause 4.3).

4.3	The Employee will be responsible for the payment of any tax, employee’s national insurance contributions and similar charges (including any interest, penalties, costs and expenses) arising in respect of any payments (other than the payment of £30,000 made pursuant to Clause 3 and referred to in Clause 4.1) or benefits (including the Restricted Shares and the Stock Options) under this Agreement (“Tax”). Tax shall not include the tax and national insurance contributions deducted by the Company in accordance with Clause 4.1. The Employee hereby agrees to indemnify the Company, the Parent and any member of the Group and to keep them indemnified on a continuing basis against all and any liability for Tax that the Company, the Parent or any member of the Group may incur as a result of the matters set forth in this Agreement. No payment of Tax other than Tax payable pursuant to Clause 4.4 will be made to HM Revenue and Customs or any other relevant authority without first particulars of the proposed payment being given to the Employee so that the Employee is given the opportunity to dispute any such payment or liability with HM Revenue and Customs or any other relevant authority.

4.4	The Company and/or the Parent shall be entitled to deduct from any amounts deliverable or payable in cash, shares or other property to the Employee under this Agreement any tax, employee’s national insurance or similar charges the Company and/or the Parent are required to make under applicable law in respect of the Restricted Shares and the Stock Options, and in such case, the Employee shall have no liability for Tax under Clause 4.3 for the amount of such deduction.

5	STOCK OPTIONS AND RESTRICTED SHARES

5.1	The Parent confirms that all unvested Stock Options held by the Employee in the Parent shall automatically vest on the date hereof and shall remain exercisable until termination 10 years from their respective dates of grant. Such Stock Options shall be exercisable in accordance with the terms of the applicable plan of the Parent under which such Stock Options were granted, as such plan may be amended in accordance with its terms.

5.2	The Parent confirms, subject to Clause 4.4, that the Restricted Shares shall be released to the Employee on the date hereof.

6	PRIVATE MEDICAL INSURANCE

The Company shall until 31 December 2007 continue to provide for the Employee private medical insurance on the terms and conditions provided by the Company to its employees.

7	PAYMENT OF ACCRUED SUMS AND EXPENSES

7.1	The Company will pay the Employee any unused pro rata entitlement to holiday which has accrued up to the Termination Date. The Employee will not participate in any discretionary management bonus scheme nor be eligible for any equity awards or grants in respect of any period after 1 January 2006. All sums will be paid after deduction of tax and national insurance contributions.

7.2	The Employee will submit his final expenses claim made up to the Termination Date, within 14 days of the date hereof. The Company will reimburse the Employee for all expenses reasonably incurred in the proper performance of the Employee’s duties in the usual way.

8	LEGAL COSTS

8.1	The Company will pay the reasonable legal costs incurred by the Employee for the advice received regarding the termination of the Employee’s employment and entering into this Agreement up to a maximum amount of £1750 plus VAT.

8.2	Payment of this sum will be made directly to the Employee’s solicitors by the Company within 14 days of the Company receiving a VAT invoice from such solicitor.

9	REFERENCE

The Company will provide the Employee with a reference in terms of the draft set out in Schedule 1, subject to the Company’s right not to include any statement that is misleading or false and the Company’s right not to give a reference in connection with any activity that would violate Clause 12.2 of this Agreement or Clause 16 of the Service Agreement. The Company shall, in respect of any enquiry for a reference, promptly provide to any prospective employer of the Employee a written reference in the agreed form and shall respond in a positive manner to any oral enquiry in a manner consistent with the terms of that reference. Any notification given by the Company to its employees, suppliers, or customers with regard to the Employee’s departure from the Company will be consistent with the terms of such reference.

10	SETTLEMENT

10.1	The Employee accepts the terms of this Agreement in full and final settlement and discharge of all claims, demands, costs and expenses of whatever nature in all jurisdictions whether past, present, or future and whether arising under statute, common law, contract or otherwise and whether before an Employment Tribunal, court or otherwise which the Employee has or may have against the Company, the Parent, the Group or any of their shareholders, officers, employees or agents in respect of or arising out of the Employee’s employment, or the holding of any office with the Company, the Parent or the Group or the termination of that employment or office including in particular, but without limiting the general nature of this Clause 10, the Claims which, however unjustified they may be regarded by the Company, the Parent and the Group the Employee hereby intimates and asserts against the Company, the Parent and the Group while at the same time acknowledging that they are not to be pursued further, but excluding any claim:

10.1.1	in respect of the sums and benefits due to the Employee pursuant to this Agreement;

10.1.2	for damages for latent personal injuries and/or any latent industrial disease arising out of the course of the Employee’s employment with the Company.

11	CONFIDENTIALITY

11.1	The parties undertake to keep confidential the existence and terms of this Agreement and that neither party will disclose the same to any other person unless expressly authorised by the other party. The Employee may disclose the existence and terms of this Agreement for the purposes of:

(a)	seeking legal or accountancy or actuarial advice in relation to its terms;

(b)	disclosing the same to the proper authorities as required by law;

(c)	disclosing to any actual or prospective employer that the Employee’s employment with the Company terminated by agreement upon terms which remain confidential; and

(d)	disclosing the terms of this Agreement to the Employee’s spouse or partner provided that on so doing the Employee imposes upon the Employee’s spouse or partner a like condition of confidentiality.

The Company and the Parent may disclose the existence and terms of this Agreement for the purposes set forth in sub-clauses (a) and (b) above.

11.2	The parties undertake not to do any act or thing that might reasonably be expected would damage the business, interests or reputation of the other party and will not make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the other party.

12	DELIVERY UP AND COVENANTS

12.1	The Employee will return to the Company’s premises on or before the date hereof all books, documents, papers, data (including copies or extracts and whether in printed or electronic format), materials, computer and peripherals and security codes, mobile phones, credit cards or other property of or relating to the business of the Company, the Parent, the Group or any of their clients or suppliers.

12.2	The Employee shall continue to remain bound by the provisions of Clauses 12, 13 and 16 of the Service Agreement in accordance with the terms of such provisions. The Termination Date hereunder shall be the Termination Date under Clause 16 of the Service Agreement. The power of attorney granted by the Employee under Clause 19.1 of the Service Agreement is hereby restated in this Agreement.

13	STATUTORY COMPROMISE

The parties agree that the conditions regulating compromise agreements under Section 203(3) of the Employment Rights Act 1996 and Regulation 35 of the Working Time Regulations 1998 have been satisfied by this Agreement both generally and in the following particulars:

(a)	the Employee confirms that the Employee has received independent legal advice on the terms and effect of this Agreement, and in particular its effect on the Employee’s ability to pursue the Employee’s rights before an Employment Tribunal or court;

(b)	the said legal advice has been given to the Employee by Pamela Keys of McGrigors whose address is Pacific House, 70 Wellington Street, Glasgow G2 6SB; and

(c)	the said solicitor has confirmed to the Employee that he is a qualified solicitor holding a current practising certificate and in respect of whom there is in force a policy of professional indemnity insurance covering the risk of a claim against her and the said firm in respect of loss arising in consequence of the said advice and by signing the Certificate attached to this Agreement also confirms that she complies with the Acts.

14	GOVERNING LAW AND JURISDICTION

This Agreement is governed by the law of England and any dispute is subject to the exclusive jurisdiction of the English courts and tribunals.

The “without prejudice” and “subject to contract” nature of this document shall cease to apply once executed by the parties.

IN WITNESS WHEREOF this Agreement has been executed as follows:-

SIGNED for and on behalf of DIEBOLD INTERNATIONAL LIMITED

by	................................................... Director/Secretary/Authorised Signatory

SIGNED for and on behalf of DIEBOLD, INCORPORATED

by	................................................... Director/Secretary/Authorised Signatory

SIGNED as a Deed by the said DANIEL JOSEPH O’BRIEN

...............................................................
Daniel Joseph O’Brien

at on the day of 2006
in the presence of:-

Witness ........................................................
Full Name ........................................................
Address .............................................................
        ...........................................................................
Occupation ........................................................

SCHEDULE 1

AGREED REFERENCE

Danny O’Brien joined Diebold in October 2001, and served as Vice President, Global Product Management and Engineering until his retirement from Diebold on 1 April 2006.

He was an excellent team member in Diebold’s global leadership team. Under Danny’s vision and leadership, two new Self Service platforms were created — Agilis and Opteva, both of which have created a solid foundation for building our market share.

Danny is widely recognised in the industry, and we wish him the very best for the future.

SCHEDULE 2

CERTIFICATE OF INDEPENDENT LEGAL ADVISER

I, Pamela Keys of McGrigors whose address is Pacific House, 70 Wellington Street, Glasgow G2 6SB confirm that I gave independent legal advice to Daniel Joseph O’Brien as to the terms and effect of the Agreement to which this certificate is attached and in particular its effect on the Employee’s ability to pursue the Employee’s rights before a Court or Employment Tribunal.

I confirm that I am a solicitor holding a current practising certificate and that the statutory requirements relating to compromise agreements set out in the Acts (as defined in the Agreement) have been met. Further, that there was in force at the time I gave the advice referred to above a policy of insurance covering the risk of a claim by Daniel Joseph O’Brien in respect of any loss arising in consequence of that advice.

Signed ............................................

Dated .............................................

SCHEDULE 3

RESTRICTED SHARES AND STOCK OPTIONS

See attached, with the following amendments:

The columns marked “Vested” and “Exercisable” in the Stock Option table shall show the full amount of all grants as being Vested and Exercisable. The column marked “Unvested” shall be “0” for all grants.

Personnel Grant Status Di	ebold, Incorporated ID: 34-0183970 Canton, Ohio 44711	Pag	e 1	File: Optstmt Date: 5/1/2006 Time: 12:01:02 PM

AS OF 5/1/2006

Daniel O’Brien Flat 11 – One Wyndham Court	ID: 0E06000074 Termination Date:	4/1/2006

Kirklee
Glasgow, Scotland, UK G120TY

STOCK OPTIONS

Number	Grant Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
002262	10/1/2001	1991	NQ	15,000.00	$37.24	0.00	15,000.00	0.00	0.00	15,000.00	15,000.00
002472	2/6/2002	1991	NQ	12,000.00	$36.59	0.00	12,000.00	0.00	0.00	12,000.00	12,000.00
002706	2/5/2003	1991	NQ	12,000.00	$36.31	0.00	12,000.00	0.00	0.00	12,000.00	12,000.00
003150	2/11/2004	1991	NQ	9,000.00	$53.10	0.00	9,000.00	0.00	0.00	9,000.00	9,000.00
003238	2/10/2005	1991	NQ	8,500.00	$55.23	0.00	8,500.00	0.00	0.00	8,500.00	8,500.00

				56,500.00		0.00	56,500.00	0.00	0.00	56,500.00	56,500.00

Information Currently on File

Tax Rate % Option Broker Registration Alternate Address

Personnel Grant Status Di	ebold, Incorporated ID: 34-0183970 Canton, Ohio 44711	Pag	e 1	File: Optstmt Date: 5/1/2006 Time: 12:02:45 PM

AS OF 5/1/2006

Daniel O’Brien Flat 11 – One Wyndham Court	ID: 0E06000074 Termination Date:	4/1/2006

Kirklee
Glasgow, Scotland, UK G120TY

AWARDS

											Next Deferral
Number	Grant Date	Plan	Type	Granted	Price	Released	Vested	Cancelled	Unvested	Deferred	Release Date
003351	2/11/2004	1991	RSA	5,000.00	$0.00	0.00	0.00	5,000.00	0.00	0.00
				5,000.00		0.00	0.00	5,000.00	0.00	0.00

Information Currently on File

Tax Rate % Option Broker Registration Alternate Address